Exhibit 99.2

HUTCHINSON TECHNOLOGY INCORPORATED

Offer To Exchange and Offer to Purchase for Cash

Relating to its Outstanding 3.25% Convertible Subordinated Notes due 2026

(CUSIP No. 448407AF3)

Pursuant to the Preliminary Prospectus Dated January 10, 2011

TO:	BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES:

Upon the terms and subject to the conditions described in the enclosed preliminary prospectus dated January 10, 2011 (as it may be supplemented from time to time, the “Prospectus”), and set forth in the related letter of transmittal (as it may be supplemented or amended from time to time, the “Letter of Transmittal”), Hutchinson Technology Incorporated is offering to exchange or purchase, at the election of each holder and subject to the Exchange Limit and the Cash Payment Limit described below, its outstanding 3.25% Convertible Subordinated due 2026 (the “Old Notes”) held by holders for:

(1) A new series of 8.50% Convertible Senior Notes due 2026 (the “New Notes”), in an amount equal to $1,000 principal amount of New Notes for each $1,000 principal amount of Old Notes exchanged (the “Exchange Option”). If the amount of Old Notes tendered under the Exchange Option exceeds $40.0 million in aggregate principal amount (the “Exchange Limit”), the Company will accept the Old Notes tendered for exchange on a pro rata basis and return any Old Notes which are not accepted for exchange to the holder of such Old Notes;

(2) Cash, in an amount equal to $850 for each $1,000 principal amount of Old Notes tendered (the “Tender Option”). If the cash required to purchase all of the Old Notes tendered under the Tender Option exceeds $30.0 million (the “Cash Payment Limit”), the Company will accept the Old Notes tendered for purchase on a pro rata basis, and unless withdrawn as described in the Prospectus, the balance of any Old Notes tendered under the Tender Option but not accepted for purchase for cash will be treated as if they had been tendered for exchange under the Exchange Option and will be exchanged for New Notes, subject to the Exchange Limit; or

(3) A combination of the Exchange Option, subject to the Exchange Limit, and the Tender Option, subject to the Cash Payment Limit.

The Exchange Option and the Tender Option are referred to collectively as the “tender/exchange offer.”

In connection with the tender/exchange offer, we are requesting that you contact your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names.

For your information and for forwarding to your clients, we are enclosing the following documents:

1.	the Prospectus;

2.	the Letter of Transmittal for your use and for the information of your clients; and

3.	a form of letter that may be sent to your clients for whose account you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the tender/exchange offer.

YOUR PROMPT ACTION IS REQUESTED. THE TENDER/EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 8, 2011, WHICH WE REFER TO AS THE “EXPIRATION DATE,” UNLESS EARLIER TERMINATED OR EXTENDED BY US. TENDERS OF OLD NOTES MAY BE WITHDRAWN AT ANY TIME BEFORE 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. OLD NOTES THAT ARE NOT TENDERED OR THAT ARE WITHDRAWN BEFORE THE EXPIRATION DATE WILL REMAIN OUTSTANDING.

To participate in the tender/exchange offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof) and any other required documents should be delivered to the exchange agent in accordance with the instructions described in the Prospectus and set forth in the Letter of Transmittal. Old Notes may also be tendered through The Depository Trust Company’s Automated Tender Offer Program.

Any questions you may have with respect to the tender/exchange offer, or requests for additional copies of the enclosed materials, should be directed to the information agent for the tender/exchange offer, whose address and telephone numbers are located on the back page of the Letter of Transmittal.

Very truly yours,

/s/ Hutchinson Technology Incorporated

Hutchinson Technology Incorporated

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF HUTCHINSON TECHNOLOGY INCORPORATED OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE TENDER/EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.